CSW Energy, Inc./CSW International, Inc.
                            Non-recourse Indebtedness
                                 March 31, 1998
                                   (thousands)


                  Initial                        Inflation
       Type        Term      Rate   Maturity    Adjustment          Amount
---------------------------------------------------------------------------

Eurobond         10 years   8.500%    2005         None     (pound) 100,000
Eurobond         10 years   8.875%    2006         None     (pound) 100,000
Yankee Bond       5 years   7.980%    2001         None     (pound) 129,116
Yankee Bond      10 years   8.750%    2006         None     (pound) 129,116
Fixed Rate Loan   7 years   8.250%    2003         None     (pound) 154,521
Loan Notes        7 years   6.563%    2002         None     (pound)  25,723
Revolver          5 years   7.737%    2001         None     (pound)  62,500
Senior Notes      5 years   6.875%    2001         None          $  200,000